EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Fourth Quarter and Full Year Results

Fourth Quarter Adjusted Earnings Per Share Up Almost 60% on Higher Sales and Margins

Full Year Growth in Sales (+6%), EBIT (+14%) and Earnings Per Share (+30%)

ALPHARETTA, GEORGIA — February 20, 2012 — Neenah Paper, Inc. (NYSE:NP) today reported earnings from continuing operations of $0.47 per diluted common share in the fourth quarter of 2011 compared to adjusted earnings of $0.30 per share in the fourth quarter of 2010. Excluding adjustments, earnings in the fourth quarter of 2010 were $0.43 per share and included a $0.13 per share gain from the sale of a paper mill in Ripon, California.

Net sales of $165.5 million in the fourth quarter of 2011 grew three percent compared with the prior year period, while operating income of $13.6 million increased 36 percent from adjusted operating income of $10.0 million in the fourth quarter of 2010. The improvement in operating income and margins in 2011 resulted from higher volumes, increased selling prices and improved manufacturing cost efficiencies.

For the full year, 2011 net sales of $696.0 million were up six percent versus the prior year, while adjusted operating income of $59.0 million grew 14 percent. Adjusted earnings per diluted common share increased 30 percent, from $1.47 in 2010 to $1.91 in 2011. Adjusted earnings is a non-GAAP measure and is reconciled to comparable GAAP measures later in this release.

“Both our Technical Products and Fine Paper businesses finished the year with growth in revenues and significant improvement in profit levels. Cash flow generated from these higher earnings and disciplined working capital management was used to reduce net debt by more than $13 million in the quarter,” said John O’Donnell, Chief Executive Officer. “For the full year, our performance reflected successful strategy execution with growth in key markets, expanded operating margins, a cadence of high-return capital investments and significantly lower debt. As we enter 2012, our businesses are well-positioned for continued improvement despite the current economic uncertainty in

Europe. In addition, we are excited by the market opportunities made possible by our recent acquisition of Wausau’s premium fine paper brands.”

Quarterly Segment and Other Financial Results

Technical Products net sales were $94.2 million in the fourth quarter of 2011, an increase of two percent compared with the fourth quarter of 2010. Revenue growth was led by increases in filtration products, abrasive backings and other specialty grades bag.  Growth in 2011 also reflected a higher value mix and increased selling prices for most products.

Operating income for Technical Products of $7.9 million in the fourth quarter of 2011 increased 80 percent compared with $4.4 million in the fourth quarter of 2010. Higher income in 2011 resulted from lower manufacturing costs and a more profitable sales mix, as well as higher selling prices that largely offset approximately $2 million of increased input costs.

Fine Paper net sales of $71.3 million in the fourth quarter of 2011 increased five percent compared with prior year sales of $68.2 million. Increased sales in 2011 resulted from higher volumes and selling prices partly offset by a lower value mix. Volume growth of six percent outpaced the uncoated free sheet market and included a few large orders sold to direct customers, as well as continued strong growth in luxury packaging, labels, digital papers and envelopes.

Operating income of $9.7 million in the fourth quarter of 2011 compared to $13.1 million in 2010. Excluding the $3.3 million gain in 2010 from the sale of the Ripon mill, operating income in 2011 was in line with the prior year; as benefits from higher volumes and selling prices were offset by higher input costs and a less favorable mix.

Consolidated selling, general and administrative (SG&A) expense was $18.1 million in the fourth quarter of 2011 compared to $17.7 million in the fourth quarter of 2010. Unallocated corporate expense of $4.0 million in the fourth quarter of 2011 compared to $4.2 million in the prior year.

Net interest expense of $3.5 million in the fourth quarter of 2011 compared to $4.8 million in the same quarter of 2010. Reduced interest expense in 2011 reflects lower debt levels, including the impact of the early redemption of $65 million of long-term bonds in March 2011.

The effective income tax rate of 24 percent for the fourth quarter of 2011 compared to a rate of 21 percent in the fourth quarter of 2010. Both periods included adjustments to reflect the final mix of income between segments. For the full year, the effective tax rate was 29 percent in 2011 and 28 percent in 2010.

Cash flow provided from operations in the fourth quarter of 2011 was $17.7 million compared to $12.1 million in the same period of 2010. Increased cash flow in 2011 resulted from higher earnings and improvements in working capital. Capital spending of $4.2 million in the fourth quarter of 2011 compared with $6.5 million in the prior year period.

Debt as of December 31, 2011 was $186.2 million compared to $244.9 million as of December 31, 2010. Cash and equivalents were $12.8 million as of year-end 2011 and compared to $48.3 million on December 31, 2010.  In March 2011, the Company used available cash of $34 million for the early redemption of $65 million of long-term bonds, and cash generated throughout the year was used to further reduce debt.

Full Year 2011

Net sales of $696.0 million in 2011 increased six percent compared with sales of $657.7 million in 2010. Sales in 2011 grew in both segments as a result of an improved sales mix, higher selling prices, increased volume in Technical Products and currency translation due to a stronger euro in 2011.

Adjusted operating income of $59.0 million in 2011 increased 14 percent compared with $51.7 million in 2010.  Growth in income resulted from a more profitable mix, increased selling prices, and lower operational and administrative costs that combined were able to offset more than $20 million of higher input costs.   GAAP operating income of $56.6 million in 2011 compared to $55.1 million in 2010.

Full year adjusted earnings per share from continuing operations were $1.91 in 2011 and $1.47 in 2010. GAAP earnings per diluted common share of $1.82 in 2011 compared to earnings of $1.61 per share in 2010. Higher earnings in 2011 resulted from increased operating income and lower interest expense.

A reconciliation of adjusted income measures to comparable GAAP measures is shown below:

Continuing Operations	Fourth Quarter		Full Year
$ millions	2011	2010	2011	2010

GAAP Operating Income	$13.6	$13.3	$56.6	$55.1
Gain on Ripon Sale	—	(3.3)	—	(3.4)
Costs for early redemption of bonds	—	—	2.4	—
Adjusted Operating Income	$13.6	$10.0	$59.0	$51.7

GAAP Income	$7.7	$6.7	$29.3	$25.0
Gain on Ripon Sale	—	(2.1)	—	(2.1)
Costs for early redemption of bonds	—	—	1.4	—
Adjusted Income	$7.7	$4.6	$30.7	$22.9

GAAP Earnings per Diluted Common Share	$0.47	$0.43	$1.82	$1.61
Gain on Ripon Sale	—	(0.13)	—	(0.14)
Costs for early redemption of bonds	—	—	0.09	—
Adjusted Earnings per Share	$0.47	$0.30	$1.91	$1.47

Diluted Shares	15,554	15,697	15,649	15,512

Cash from operating activities was $57.2 million in 2011 and $54.5 million in 2010. Increased cash flow in 2011 was primarily due to higher income, partly offset by increased working capital. Capital spending of $23.1 million in 2011 compared to $17.4 million in 2010.  Available free cash in 2011 was used to reduce net debt and pay dividends.

Discontinued Operations

A loss from discontinued operations of $0.2 million in 2011 compared to income of $134.1 million in 2010. The income in 2010 resulted primarily from a gain on the sale of the company’s remaining timberlands in March and the commensurate reclassification of foreign currency translation gains from accumulated other comprehensive income into earnings as a result of the company’s liquidation of its Canadian investments.

Outlook

The company noted certain items expected to impact 2012 results:

•                  Additional annualized sales of over $100 million from premium paper brands purchased from Wausau Paper Corp. for $21 million on January 31, 2012.

•                  One-time integration costs of approximately $10 million related to the Wausau transaction.

•                  Continued economic uncertainty in Europe and a weaker euro.

•                  Lower input costs for some grades of pulp, partly offset by higher costs for other materials and selling price adjustments on certain customer contracts.

•                  Capital spending of approximately $25 million.

•                  Quarterly dividends of $0.12 per share, an increase of almost 10 percent from 2011.

Conference Call

Neenah Paper will hold a webcast to discuss fourth quarter earnings and other matters of interest at 11 a.m. Eastern time on Tuesday, February 21, 2012. Stockholders and other interested parties are invited either to listen live to the webcast via the Company’s Internet site at www.neenah.com by clicking on the Investors tab and going to the News and Events page or participate actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 for other locations. All participants should use conference ID 50638155.

A replay of the call will be available through the company’s web site until March 20, 2012 and may also be accessed by dialing (855) 859-2056 in the U.S. or (404) 537-3406 internationally, using conference ID 50638155.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, SUNDANCE®,  KIMDURA®, Gessner®, JET-PRO® SofStretch(TM) and varitess®. Neenah Paper is headquartered in Alpharetta, Georgia and sells products in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) unexpected challenges associated with the integration of the Wausau premium business; (ii) changes in prices for pulp, energy, latex and other raw materials, (iii) worldwide economic conditions, (iv) U.S. dollar/euro and other exchange rates, (v) significant capital and credit market volatility, (vi) the availability of raw materials, (vii) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (viii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net Sales	$165.5	$160.3	$696.0	$657.7
Cost of products sold	134.2	132.6	570.6	537.7
Gross Profit	31.3	27.7	125.4	120.0
Selling, general and administrative expenses	18.1	17.7	68.2	69.3
Loss on retirement of bonds	—	—	2.4	—
Gain on sale of the Ripon Mill	—	(3.3)	—	(3.4)
Other income - net	(0.4)	—	(1.8)	(1.0)
Operating Income	13.6	13.3	56.6	55.1
Interest expense-net	3.5	4.8	15.3	20.3
Income From Continuing Operations
Before Income Taxes	10.1	8.5	41.3	34.8
Provision for income taxes	2.4	1.8	12.0	9.8
Income From Continuing Operations	7.7	6.7	29.3	25.0
Income (loss) from discontinued operations, net of income taxes	—	0.1	(0.2)	134.1
Net Income	$7.7	$6.8	$29.1	$159.1

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.49	$0.45	$1.91	$1.69
Discontinued Operations	—	0.01	(0.01)	9.05
	$0.49	$0.46	$1.90	$10.74

Diluted
Continuing Operations	$0.47	$0.43	$1.82	$1.61
Discontinued Operations	—	—	(0.01)	8.60
	$0.47	$0.43	$1.81	$10.21

Weighted Average Common Shares Outstanding (000s)
Basic	15,088	14,787	14,974	14,744

Diluted	15,554	15,697	15,649	15,512

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net Sales:
Technical Products	$94.2	$92.1	$421.1	$384.3
Fine Paper	71.3	68.2	274.9	273.4
Consolidated	$165.5	$160.3	$696.0	$657.7

Operating Income (Loss):
Technical Products	$7.9	$4.4	$33.8	$29.2
Fine Paper	9.7	13.1	39.7	40.5
Corporate and other	(4.0)	(4.2)	(16.9)	(14.6)
Consolidated	$13.6	$13.3	$56.6	$55.1

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$12.8	$48.3
Restricted cash	7.0	—
Accounts receivable - net	71.4	70.7
Inventories	68.8	69.4
Deferred income taxes	17.6	19.5
Prepaid and other current assets	15.9	14.1
Total current assets	193.5	222.0
Property, plant and equipment - net	252.3	261.9
Deferred income taxes	45.5	43.1
Goodwill and other intangibles - net	62.4	65.5
Other non-current assets	11.4	14.2
Total assets	$565.1	$606.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$21.7	$13.6
Accounts payable	30.2	30.4
Accrued expenses	51.6	48.1
Total current liabilities	103.5	92.1
Long-term debt	164.5	231.3
Deferred income taxes	16.0	19.4
Noncurrent employee benefits and other obligations	114.4	104.7
Total liabilities	398.4	447.5
Stockholders’ equity	166.7	159.2
Total liabilities and stockholders’ equity	$565.1	$606.7

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Year Ended December 31,
	2011	2010
Operating Activities
Net income	$29.1	$159.1
Depreciation and amortization	31.0	31.3
Stock-based compensation	4.3	4.9
Deferred income tax provision	7.4	37.0
Pre-tax (gains) losses on disposal of assets	0.1	(165.2)
Loss on retirement of bonds	2.4
Increase in working capital	(7.2)	(3.9)
Pension and other postretirement benefits	(7.7)	(7.8)
Other	(2.2)	(0.9)
Cash provided by operating activities	57.2	54.5
Investing Activities
Capital expenditures	(23.1)	(17.4)
Sale (purchase) of marketable securities	1.2	(3.5)
Increase in restricted cash	(7.0)	—
Net proceeds from sale of the Woodlands	—	78.0
Other	—	9.4
Cash provided by (used in) investing activities	(28.9)	66.5
Financing Activities
Short and long-term borrowings	46.3	13.4
Repayment of debt	(106.5)	(86.3)
Cash dividends paid	(6.7)	(5.9)
Other	3.1	0.5
Cash used in financing activities	(63.8)	(78.3)
Increase (decrease) in cash and cash equivalents	$(35.5)	$42.7